Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-174496, 333-124125 and 33-47209) of Avon Products, Inc. of our report dated June 28, 2011 relating to the financial statements and supplemental schedule of Avon Personal Savings Account Plan as of December 31, 2010 and 2009 and for the year ended December 31, 2010, which appears in this annual report on Form 11-K.

/s/ J.H. Cohn LLP
Roseland, New Jersey
June 28, 2011